EXHIBIT 19.1
Q2 HOLDINGS, INC.
INSIDER TRADING POLICY
Amended and Restated: March 7, 2024

I.TRADING IN COMPANY SECURITIES WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION IS PROHIBITED

The purchase or sale of securities by any person who possesses material nonpublic information is a violation of federal and state securities laws. Furthermore, it is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is the policy of Q2 Holdings, Inc., and its subsidiaries (the “Company”) that any person subject to this Policy who possesses material nonpublic information pertaining to the Company may not trade in the Company’s securities, advise anyone else to do so, or communicate the information to anyone else until such person knows that the information has been disseminated to the public.

No director, officer, employee or consultant of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities,

•buy or sell securities of the Company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”) or as specifically exempted in Section V.B. of this policy,
•engage in any other action to take personal advantage of that information, or
•pass that information on to others outside the Company, including friends and family (a practice referred to as “tipping”).

In addition, it is the policy of the Company that no officer, director, employee or consultant who, in the course of working for the Company, learns of material nonpublic information about another company with which the Company does business, such as a customer or potential customer, supplier or potential supplier or transaction partner or potential transaction partner, may trade in that company’s securities until that information becomes public or is no longer material.

II.ALL EMPLOYEES, OFFICERS, DIRECTORS AND THEIR FAMILY MEMBERS AND AFFILIATES ARE SUBJECT TO THIS POLICY

This Policy applies to all directors, officers, employees and consultants of the Company and entities (such as trusts, limited partnerships and corporations) over which such individuals have or share voting or investment control. For the purposes of this Policy, officers, outside directors and consultants are included within the term “employee.” This Policy also applies to any other persons whom the Company’s insider trading Compliance Officer may designate because they have access to material nonpublic information concerning the Company, as well as any person who receives material nonpublic information from any Company insider. Employees, officers and directors are responsible for ensuring compliance by family members and members of their households and by entities over which they exercise voting or investment control. Employees should provide each of these persons or entities with a copy of this Policy.

III.Executive Officers, Directors and Certain Named Employees Are Subject to Additional Restrictions

A. Section 16 Insiders. The Company has designated those persons listed on Exhibit A attached hereto as the directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the underlying rules and regulations promulgated by the SEC. Each person listed on Exhibit A is referred to herein as a “Section 16 Insider.” The Company will amend Exhibit A from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders.

B. Insider Employees. The Company has designated those persons listed on Exhibit B attached hereto as employees who have frequent access to material nonpublic information concerning the Company (“Insider Employees”). The Company will amend Exhibit B from time to time as necessary to reflect the addition and departure of Insider Employees.

C. Additional Restrictions. Because Section 16 Insiders and Insider Employees are more likely than other employees to possess material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and Insider Employees are subject to the additional restrictions set forth in Appendix I hereto. For purposes of this Policy, Section 16 Insiders and Insider Employees are each referred to as “Insiders.”

IV.INSIDER TRADING COMPLIANCE OFFICER

The Company has designated an Insider Trading Compliance Officer on Exhibit C (the “Compliance Officer”). The Company will amend Exhibit C from time to time as necessary to reflect the addition and departure of one or more Compliance Officers.

The duties of the Compliance Officer will include the following:

•Administering this Policy and monitoring and enforcing compliance with all policy provisions and procedures.

•Responding to all inquiries relating to this policy and its procedures.

•Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.

•Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company.

•Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations; and assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

•Selecting designated brokers through which Insiders are authorized to trade Company securities.

•Revising the Policy as necessary to reflect changes in applicable federal or state insider trading laws and regulations.

•Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

•Maintaining the accuracy of the list of Section 16 Individuals as set forth on Exhibit A and the list of Insider Employees as set forth on Exhibit B, and updating such lists periodically as necessary to reflect additions or deletions.

•Designing and requiring training about the obligations of this Policy as the Compliance Officer considers appropriate.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. In fulfilling his or her duties under this Policy, the Compliance Officer shall be authorized to consult with the Company’s outside counsel.

V.APPLICABILITY OF THIS POLICY TO TRANSACTIONS IN COMPANY SECURITIES

A. General Rule. This Policy applies to all transactions in the Company’s securities, including common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts and pledges. Even during an otherwise open trading window, Insiders are prohibited from trading in Company securities while in possession of material nonpublic information. Because this prohibition applies to actual trades, please note that merely placing a standing, limit or similar order at a time when you do not have material nonpublic information will not excuse a subsequent trade pursuant to that order fulfilled at a time when you do have material nonpublic information (unless the trade occurs pursuant to a Rule 10b5-1 trading plan).

B. Employee Benefit Plans.

Equity Incentive Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options or other equity awards for cash, but do apply to all sales of securities acquired through the exercise of stock options or other equity awards. Thus, this Policy does apply to the “same-day sale” or cashless exercise of Company stock options. These restrictions also apply to the same-day sale of shares received on the settlement of restricted stock units or similar awards to cover applicable tax withholding, but do not apply to automatic withholding of shares by the Company to cover applicable taxes on the settlement of restricted stock units or similar awards.

Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan) which are used to purchase Company securities pursuant to the employee’s advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or the purchase of Company securities in such plans while in the possession of material nonpublic information. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy.

C. Limited Exceptions.

Transactions Under a Trading Plan that Complies with SEC Rules. The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions under trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Securities

Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information.

Employees who have a high level of access to material nonpublic information in the usual course of their job duties may be eligible to enter into a trading plan that complies with Rule 10b5-1 with the approval of the Compliance Officer. Transactions under a written trading plan will not be subject to the restrictions in this Policy related to trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy if the trading plan is approved by the Compliance Officer and complies with the “Special Guidelines for Rule 10b5-1 Trading Plans” set forth in Section XII of Appendix I.

Final, executed Rule 10b5-1 trading plans approved by the Compliance Officer must be delivered to the Company. The Company may publicly disclose information regarding trading plans that you may enter and is required to disclose certain information regarding trading plans entered into by directors and officers.

Change in Form of Ownership. The trading prohibitions and restrictions set forth in this Policy do not apply to transactions that involve merely a change in the form in which you own securities. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

Other Exceptions. Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or the Nominating and Governance Committee of the Board of Directors or its designated chair.

VI.DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A. “Material”. Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:

•Financial performance, especially quarterly and year-end operating results, and significant changes in financial performance or liquidity.

•Company projections and strategic plans.

•Potential mergers or acquisitions, the sale of Company assets or subsidiaries or major partnering agreements.

•New major contracts, orders, suppliers, customers or finance sources or the loss thereof.

•Major discoveries or significant changes or developments in products or product lines, research or technologies.

•Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.

•Significant pricing changes.

•Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

•Significant changes in senior management or membership of the Board of Directors.

•Significant labor disputes or negotiations.

•Actual or threatened major litigation, or the resolution of such litigation.

•Receipt or denial of regulatory approval for products.

B. “Nonpublic”. Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. For the purpose of this Policy, information will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information.

C. Consult the Compliance Officer When in Doubt. Any employees who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

VII.EMPLOYEES MAY NOT DISCLOSE MATERIAL NONPUBLIC INFORMATION TO OTHERS OR MAKE RECOMMENDATIONS REGARDING TRADING IN COMPANY SECURITIES

No employee may disclose material nonpublic information concerning the Company to any other person (including family members) where such information may be used by such person to his or her advantage in the trading of the securities of companies to which such information relates, a practice commonly known as “tipping.” No employee or related person may make recommendations or express opinions as to trading in the Company’s securities while in possession of material nonpublic information, except such person may advise others not to trade in the Company’s securities if doing so might violate the law or this policy.

VIII.EMPLOYEES MUST FOLLOW BLOGGING GUIDELINES

Employees must follow the Company’s Blogging Guidelines Training Manual and Policy before participating in any blogging discussions or other Internet forums regarding the Company.

IX.ONLY DESIGNATED COMPANY SPOKESPERSONS ARE AUTHORIZED TO DISCLOSE MATERIAL NONPUBLIC INFORMATION

The Company is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees may not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Compliance Officer or the Chief Executive Officer.

X.CERTAIN TYPES OF TRANSACTIONS ARE PROHIBITED

A. Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales.

B. Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

C. Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s securities are prohibited by this Policy.

D. Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

XI.THE COMPANY MAY SUSPEND ALL TRADING ACTIVITIES BY EMPLOYEES

In order to avoid any questions and to protect both employees and the Company from any potential liability, from time to time the Company may impose a “blackout” period during which some or all of the Company’s employees may not buy or sell the Company’s securities. The Compliance Officer will impose such a blackout period if, in his or her judgment, there exists nonpublic information that would make trades by the Company’s employees (or certain of the Company’s employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws.

XII.VIOLATIONS OF INSIDER TRADING LAWS OR THIS POLICY CAN RESULT IN SEVERE CONSEQUENCES

A. Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as being subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B. Company Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause.

C. Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer or the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Compliance Officer or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.

XIII.EVERY INDIVIDUAL IS RESPONSIBLE

Every employee has the individual responsibility to comply with this Policy against illegal insider trading. An employee may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the employee believes that he or she may suffer an economic loss or forego anticipated profit by waiting.

XIV.THIS POLICY CONTINUES TO APPLY FOLLOWING TERMINATION OF EMPLOYMENT

The Policy continues to apply to transactions in the Company’s securities even after termination of employment. If an employee is in possession of material nonpublic information when his or her employment terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.

XV.THE COMPLIANCE OFFICER IS AVAILABLE TO ANSWER QUESTIONS ABOUT THIS POLICY

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.

XVI.THIS POLICY IS SUBJECT TO REVISION

The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy.

XVII.ALL EMPLOYEES MUST ACKNOWLEDGE THEIR AGREEMENT TO COMPLY WITH THIS POLICY

The Policy will be made available on the Company’s website and delivered to all employees upon its adoption by the Company, and to all new other employees at the start of their employment or relationship with the

Company. Upon first receiving a copy of the Policy or any revised versions, each employee must sign an acknowledgment that he or she has received a copy and agrees to comply with the Policy’s terms. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

APPENDIX I
Special Restrictions on Transactions in Company Securities by
Section 16 Insiders and Insider Employees
I.OVERVIEW

To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities by Insiders. As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control. Insiders should provide each of these persons or entities with a copy of this Policy.

II.TRADING WINDOW

In addition to the restrictions that are applicable to all employees, any trade by an Insider that is subject to the Insider Trading Policy, other than transactions pursuant to a Rule 10b5-1 trading plan approved in accordance with the Policy, will be permitted only during an open “trading window.” The trading window generally opens following the close of trading on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter (which generally occurs approximately five weeks following the close of each quarter) and closes at the close of trading on the day preceding the last ten business days of the last month of a fiscal quarter. In addition to the times when the trading window is scheduled to be closed, the Company may impose a special blackout period at its discretion due to the existence of material nonpublic information, such as a pending acquisition, that is likely to be widely known among Insiders. Following termination of employment or other service, Insiders will be subject to the trading window for the fiscal quarter in which termination occurs, as well as any special blackout period in effect at the time of termination. Even when the trading window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material nonpublic information. The Company’s Compliance Officer will advise Insiders when the trading window opens and closes, including any special blackout periods.

III.HARDSHIP EXEMPTIONS

The Compliance Officer may, on a case-by-case basis, authorize a transaction in the Company’s securities outside of the trading window (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. (The request may be made as part of a pre-clearance request, so long as it is in writing.) The Insider requesting the hardship exemption must certify at the time of the exemption request he or she is not in possession of material nonpublic information and must also certify to the Compliance Officer at the time of the trade that he or she is not in possession of material nonpublic information concerning the Company.

The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by an Insider.

IV.INDIVIDUAL ACCOUNT PLAN BLACKOUT PERIODS

Certain trading restrictions apply during a blackout period applicable to any Company individual account plan in which participants may hold Company stock (such as the Company’s 401(k) Plan). For the purpose of such restrictions, a “blackout period” is a period in which the plan participants are temporarily restricted from making trades in Company stock. During any blackout period, directors and executive officers are prohibited from trading in shares of the Company’s stock that were acquired in connection with such director’s or officer’s service or employment with the Company. Such trading restriction is required by law, and no hardship exemptions are available. The Company will notify directors and executive officers in the event of any blackout period.

V.PRE-CLEARANCE OF TRADES

As part of the Company’s Insider Trading Policy, all transactions (including gifts) of securities of the Company by Section 16 Insiders, other than transactions pursuant to Employee Stock Purchase Plans as described under Section V.B. of the Policy or transactions pursuant to a Rule 10b5-1 trading plan approved in accordance with the Policy, must be pre-cleared by the Compliance Officer. The intent of this requirement is to prevent inadvertent violations of the Policy, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.

Requests for pre-clearance must be submitted in writing to the Compliance Officer at least two business days in advance of each proposed transaction. If the Section 16 Insider leaves a voicemail message or submits the request by email and does not receive a response from the Compliance Officer within 24 hours, the Insider will be responsible for following up to ensure that the message was received.

A request for pre-clearance should provide the following information:

•The nature of the proposed transaction and the expected date of the transaction.

•Number of shares involved.

•If the transaction involves a stock option exercise, the specific option to be exercised.

•Contact information for the broker who will execute the transaction.

•A confirmation that the Insider has carefully considered whether he or she may be aware of any material nonpublic information relating to the Company (describing any borderline matters or items of potential concern) and has concluded that he or she does not.

•Whether the transaction complies with all rules and regulations, including Rule 144, and Section 16 of the Exchange Act, applicable to securities transactions by the Insider.

•Any other information that is material to the Compliance Officer's consideration of the proposed transaction.

Once the proposed transaction is pre-cleared, the Section 16 Insider may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special blackout period imposed by the Company prior to the completion of the trade. Any pre-clearance provided will last for four business days. If the pre-cleared transaction is not effected during such time period, the Section 16 Insider must resubmit a request for pre-clearance. The Section 16 Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.

In addition, pre-clearance is required for the establishment or modification (including termination) of a Rule 10b5-1 trading plan in accordance with the “Special Guidelines for Rule 10b5-1 Plans” set forth in Section XII of this Appendix I. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan that specifies or establishes a formula for determining the dates, prices and amounts of planned trades. Of course, the results of transactions effected under a trading plan must be reported immediately to the Company since they will be reportable on Form 4 within two business days following the execution of the trade. The Compliance Officer may withhold pre-clearance of any proposed Rule 10b5-1 trading plan for any reason, in his or her sole discretion. The Compliance Officer will not pre-clear any proposed trading plan if he or she concludes that the proposed trading plan (A) fails to comply with the requirements of Rule 10b5-1, as amended from time to time, or (B) fails to comply with the Company’s “Special Guidelines for Rule 10b5-1 Plans” set forth in Section XII of this Appendix I.

Notwithstanding the foregoing, any transactions by the Compliance Officer shall be subject to pre-clearance by the Chief Financial Officer or, in the event of his or her unavailability, the Chief Executive Officer.

VI.DESIGNATED BROKERS

Each market transaction in the Company’s stock by a Section 16 Insider, or any person whose trades must be reported by that Section 16 Insider on Form 4 (such as a member of the Section 16 Insider’s immediate family who lives in the Section 16 Insider’s household), must be executed by a broker designated by the Company unless the Insider has received authorization from the Compliance Officer to use a different broker.

A Section 16 Insider and any broker that handles the Section 16 Insider’s transactions in the Company’s stock will be required to enter into an agreement whereby:

•The Section 16 Insider authorizes the broker to immediately report directly to the Company the details of all transactions in Company equity securities executed by the broker in the Section 16 Insider’s account and the accounts of all others designated by the Section 16 Insider whose transactions may be attributed to the Section 16 Insider.

•The broker agrees not to execute any transaction for the Section 16 Insider or any of the foregoing designated persons (other than under a pre-approved Rule 10b5-1 trading plan) until the broker has verified with the Company that the transaction has been pre-cleared.

•The broker agrees to immediately report the transaction details (including transactions under Rule 10b5-1 trading plans) directly to the Company and to the Section Insider in writing by email.

Should a Section 16 Insider wish to use a broker other than one of the Company’s designated brokers, the Section 16 Insider should submit a request to use that broker to the Compliance Officer.

VII.REPORTING OF TRANSACTIONS

To facilitate timely reporting under Section 16 of the Exchange Act of Section 16 Insider transactions in Company stock, Section 16 Insiders are required to (a) report the details of each transaction (including gift transactions) immediately after it is executed and (b) arrange with persons whose trades must be reported by the Section 16 Insider under Section 16 (such as immediate family members living in the Section 16 Insider’s household) to immediately report directly to the Company and to the Section 16 Insider the details of any transactions they have in the Company’s stock. Gifts of Company securities must also be reported to the SEC within a two-business day period after the gift.

Transaction details to be reported include:

•Transaction date (trade date).

•Number of shares involved.

•Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).

•If the transaction was a stock option exercise, the specific option exercised.

•Contact information for the broker who executed the transaction.

•A specific representation as to whether the transaction was made pursuant to a contract, instruction or written plan that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c)(1).

•The date of the adoption of any such plan.

The transaction details must be reported in writing, via email, to the Compliance Officer, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.

VIII.CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee (the “Committee”) will be responsible for monitoring and recommending any modification to the Insider Trading Policy, if necessary or advisable, to the Board of Directors.

IX.PERSONS SUBJECT TO SECTION 16

Most purchases and sales of Company securities by its directors, executive officers and greater-than-10% stockholders are subject to Section 16 of the Exchange Act. The Committee will review, at least annually, those individuals who are deemed to be Section 16 Insiders and will recommend any changes regarding such status to the Board of Directors. An officer that is a Section 16 Insider is generally defined as the president, principal financial officer, principal accounting officer or controller, any vice president in charge of a principal business unit, division or function or any other officer or person who performs a policy making function.

X.NAMED EMPLOYEES CONSIDERED INSIDERS

The Committee will review, at least annually, those individuals deemed to be “Insiders” for purposes of this Appendix I. Insiders shall include persons subject to Section 16 and such other persons as the Committee deems to be Insiders. Generally, Insiders shall be any person who by function of their employment is consistently in possession of material nonpublic information or performs an operational role, such as head of a division or business unit, that is material to the Company as a whole.

XI.SPECIAL GUIDELINES FOR RULE 10B5-1 TRADING PLANS

Notwithstanding the foregoing, an Insider will not be deemed to have violated the Insider Trading Policy if he or she effects a transaction pursuant to a Rule 10b5-1 trading plan that has been pre-cleared by the Compliance Officer. The following requirements apply to all Rule 10b5-1 trading plans:

A. The transaction must be made pursuant to a documented plan (the “Plan”) entered into and operated in good faith that complies with all provisions of Rule 10b5-1 (as amended from time to time, the “Rule”), including, without limitation:

1. Each Plan must be in writing and signed by the person adopting the Plan and must:

(a) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or

(b) include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold, and

(c) include a representation certifying that, on the date of adoption of the plan, the individual:

(1) is not aware of any material nonpublic information about the securities subject to the Plan or the Company, and

(2) is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Rule.

2. In any case, the Insider and any other person who possesses material nonpublic information must not exercise any subsequent influence over how, when, or whether to effect purchases or sales.

3. The first trade under the Plan may not occur until after the later of (A) 90 calendar days after adoption of the Plan or (B) two business days after disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the Plan was adopted, subject to a maximum of 120 days after adoption of the Plan (or, in the case of any individual that is not a “Section 16 Insider,” 30 calendar days) (as applicable, the “cooling off period”); provided, however, that any Plan entered into during a lockup period may not sell until the later of five trading days after the end of the lock up period and, if the lock up period ends during a quarterly blackout period, the end of such quarterly blackout period.

4. Subject to and in accordance with the provisions of the Rule, only one “single-trade” Plan is allowed during any 12-month period.

5. You may not have more than one Plan outstanding at the same time, except in limited circumstances as provided for in the Rule and subject in all cases to preapproval by the Compliance Officer.

6. Upon entering into or amending a Plan, the person entering into the Plan must promptly provide a copy of the Plan to the Company and, upon request, confirm the Company’s planned disclosure regarding the entry into, modification or termination of a Plan (including the date of adoption, modification or termination of the Plan, duration of the Plan, and aggregate number of securities to be sold or purchased under the Plan).

B. Each Plan must be approved by the Company’s Compliance Officer, in consultation with the Company’s General Counsel, prior to its adoption. The Company reserves the right to withhold approval of any Plan that the Compliance Officer determines, in his or her sole discretion,

1. fails to comply with the Rule,

2. exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law,

3. creates any appearance of impropriety,

4. fails to meet the guidelines established by the Company, or

5. otherwise fails to satisfy review by the Compliance Officer for any reason, such failure to be determined in the sole discretion of the Compliance Officer.

C. Any modifications to the Plan or deviations from the Plan, including any termination of a Plan, without prior approval of the Compliance Officer will result in a failure to comply with the Insider Trading Policy. Any such modifications, deviations or terminations are subject to the pre-clearance and approval of the Compliance Officer in accordance with this Policy.

D. Each Plan must be established at a time when the trading window is open, the person adopting the Plan is not aware of any material non-public information and there is no quarterly, special or other trading blackout in effect with respect to the person adopting the Plan.

E. Each Plan must provide appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144 and Section 16(b), applicable to securities transactions under the Plan by the Insider.

F. Each Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.

G. None of the Company, the Compliance Officer nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their approval of an Insider’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.

H. A person who modifies or terminates a Plan prior to its stated duration may not trade in the Company’s securities (including under a modified Plan or newly adopted Plan) until after the completion of the applicable “cooling off” period, measured from the date of termination of the old Plan.